Exhibit 99

FOR IMMEDIATE RELEASE January 24, 2025

PCS Edventures! Adds to its Board of Directors

Boise, Idaho, January 24, 2025 — PCS Edventures!, Inc. (“PCSV”), a leading provider of K-12 Science, Technology, Engineering and Mathematics (“STEM”) education programs, today announced that Sean Iddings has joined the Company’s Board of Directors as an Independent board member.

Mr. Iddings brings extensive experience in scaling businesses, fostering investor engagement, and identifying high-growth opportunities. As Chief Community Officer at MicroCapClub LLC, he has helped build a premier network of experienced investors focused on discovering high-quality, high-potential microcap companies.

Prior to MicroCapClub, from 2019 to 2024, Sean founded and grew Immersion Factory LLC into the largest real estate photography company in Central NY, demonstrating his ability to scale businesses in niche markets. He is a licensed drone pilot, has over 15 years investment experience in the microcap space, and holds a B.A. from Berklee College of Music.

Mike Bledsoe, President, commented, “I am very excited to have Sean join our Board. Sean has a wealth of talents that will be critical to take our Company to the next level. My confidence in our Company’s future increases significantly with this addition to our Board.”

Todd Hackett, CEO, stated, “For some time we have been looking for the right people to add to our Board of Directors. Sean is the epitome of what we have been looking for and I couldn’t be more pleased that he is joining our team. Sean’s addition to our Board is a huge win for our Company.”

Sean Iddings added, “PCS Edventures! has transformed into a profitable, growth-focused leader in STEM-based learning solutions, and I believe it has the foundation for even greater success. I’m honored to join the Board and look forward to leveraging my investment and entrepreneurial experience to help PCS expand its reach, strengthen its investor base, and drive long-term value for employees and shareholders.”

For more information about PCS Edventures!, Inc., visit our website.

Company financial information and reports can be found at https://www.sec.gov

About PCS Edventures!, Inc.

PCS Edventures!, Inc. (“OTCPK: PCSV”) is a Boise, Idaho, company that designs and delivers technology-rich products and services for the K-12 market that develop 21st-century skills. PCS programs emphasize experiential learning in Science, Technology, Engineering, and Math (“STEM”). https://edventures.com/.

Forward-Looking Statements.

This Press Release contains forward-looking statements within the meaning of Section 27A of the Securities Act of 1933, as amended, and Section 21E of the Securities Exchange Act of 1934, as amended. Forward-looking statements are not a guarantee of future performance or results and will not necessarily be accurate indications of the times at, or by, which such performance or results will be achieved. Forward-looking statements are based on information available at the time the statements are made and involve known and unknown risks, uncertainties and other factors that may cause our results, levels of activity, performance or achievements to be materially different from the information expressed or implied by the forward-looking statements in this Press Release. This Press Release should be considered in light of the disclosures contained in the filings of PCS and its “forward-looking statements” in such filings that are contained in the United States Securities and Exchange Commission (the “SEC”) Edgar Archives at https://www.sec.gov.

Contact.

Investor Contact: Michael Bledsoe 1.800.429.3110, mikeb@edventures.com

Investor Relations Web Site: https://investors.edventures.com/

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